SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c)
           AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                                (Amendment No. 1)


                             PLUMTREE SOFTWARE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    72940Q104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                    12/31/04
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]    Rule 13d-1(b)

             [ ]    Rule 13d-1(c)

             [X]    Rule 13d-1(d)

                         (Continued on following pages)

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 72940Q104                                               13 G                  Page 2 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
              SEQUOIA CAPITAL VII, A CALIFORNIA LIMITED PARTNERSHIP ("SC VII")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3240153
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             CALIFORNIA
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                                                        0
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                                                            0
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                               0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                               0
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON    0
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 72940Q104                                               13 G                  Page 3 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             SEQUOIA TECHNOLOGY PARTNERS VII, A CALIFORNIA LIMITED PARTNERSHIP (STP VII")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             77-0428059
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             CALIFORNIA
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                                                        0
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                                                            0
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                               0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                               0
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON    0
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 72940Q104                                               13 G                  Page 4 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             SEQUOIA INTERNATIONAL PARTNERS, A CALIFORNIA LIMITED PARTNERSHIP ("SIP")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3260980
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             CALIFORNIA
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                                                        0
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                                                            0
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                               0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                               0
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON    0
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 72940Q104                                               13 G                  Page 5 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             SC VII MANAGEMENT-A, LLC ("SC VII-A")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3240154
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             CALIFORNIA
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                                                        0
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                                                            0
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                               0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                               0
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON    0
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 72940Q104                                               13 G                  Page 6 of 17 Pages
----------------------------------------------------------                     --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             SEQUOIA CAPITAL FRANCHISE FUND, L.P. ("SCFF")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3324307
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                                                        0
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                                                      220,000
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                               0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                         220,000
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON    220,000
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.7%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 72940Q104                                               13 G                  Page 7 of 17 Pages
----------------------------------------------------------                     -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             SEQUOIA CAPITAL FRANCHISE PARTNERS, L.P. ("SCFP")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3330616
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                                                        0
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                                                       30,000
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                               0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                          30,000
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON    30,000
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.1%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             PN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 72940Q104                                               13 G                  Page 8 of 17 Pages
----------------------------------------------------------                     -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             SCFF MANAGEMENT, LLC ("SCFF LLC")
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             94-3324306
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             DELAWARE
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                                                        0
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           250,000  shares of which 220,000  shares are directly held by SCFF and
                                              30,000  shares  are  directly  held by SCFP.  SCFF LLC is the  General
                                              Partner of SCFF and SCFP.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                               0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              250,000  shares of which 220,000  shares are directly held by SCFF and
                                              30,000  shares  are  directly  held by SCFP.  SCFF LLC is the  General
                                              Partner of SCFF and SCFP.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON    250,000
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.8%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             OO
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 72940Q104                                               13 G                  Page 9 of 17 Pages
----------------------------------------------------------                     -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             MICHAEL MORITZ
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION - USA
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                                                  264,212
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           250,000 shares of which 220,000 shares are directly held by SCFF and
                                              30,000 shares are directly held by SCFP.  Mr. Moritz is a Managing
                                              Member of SCFF LLC.  Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                         264,212
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              250,000 shares of which 220,000 shares are directly held by SCFF and
                                              30,000 shares are directly held by SCFP.  Mr. Moritz is a Managing
                                              Member of SCFF LLC.  Mr. Moritz disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON   514,212
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             1.6%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 72940Q104                                               13 G                  Page 10 of 17 Pages
----------------------------------------------------------                     -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             DOUGLAS LEONE
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                                                        0
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           250,000 shares of which 220,000 shares are directly held by SCFF and
                                              30,000 shares are directly held by SCFP.  Mr. Leone is a Managing
                                              Member of SCFF LLC.  Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                               0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              250,000 shares of which 220,000 shares are directly held by SCFF and
                                              30,000 shares are directly held by SCFP.  Mr. Leone is a Managing
                                              Member of SCFF LLC.  Mr. Leone disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON   250,000
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.8%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 72940Q104                                               13 G                  Page 11 of 17 Pages
----------------------------------------------------------                     -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             MARK STEVENS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                                                        0
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           250,000 shares of which 220,000 shares are directly held by SCFF and
                                              30,000 shares are directly held by SCFP.  Mr. Stevens is a Managing
                                              Member of SCFF LLC.  Mr. Stevens disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                               0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              250,000 shares of which 220,000 shares are directly held by SCFF and
                                              30,000 shares are directly held by SCFP.  Mr. Stevens is a Managing
                                              Member of SCFF LLC.  Mr. Stevens disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON   250,000
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.8%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 72940Q104                                               13 G                  Page 12 of 17 Pages
----------------------------------------------------------                     -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             THOMAS F. STEPHENSON
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                                                        0
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                                                            0
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                               0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                                                               0
------------ ---------------------------------------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON   0
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.0%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             IN
------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------------------------                     --------------------------------------
CUSIP NO. 72940Q104                                               13 G                  Page 13 of 17 Pages
----------------------------------------------------------                     -------------------------------------

------------ ---------------------------------------------------------------------------------------------------------

1            NAME OF REPORTING PERSON
             MICHAEL GOGUEN
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
------------ ---------------------------------------------------------------------------------------------------------

2            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                                (a)   [ ]           (b)   [X]
------------ ---------------------------------------------------------------------------------------------------------

3            SEC USE ONLY
------------ ---------------------------------------------------------------------------------------------------------

4            CITIZENSHIP OR PLACE OF ORGANIZATION
             USA
------------ ---------------------------------------------------------------------------------------------------------
             NUMBER OF
              SHARES                 5        SOLE VOTING POWER
           BENEFICIALLY                                                        0
           OWNED BY EACH             -------- ------------------------------------------------------------------------
             REPORTING
              PERSON                 6        SHARED VOTING POWER
               WITH                           250,000 shares of which 220,000 shares are directly held by SCFF and
                                              30,000 shares are directly held by SCFP.  Mr. Goguen is a Managing
                                              Member of SCFF LLC.  Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
                                     -------- ------------------------------------------------------------------------

                                     7        SOLE DISPOSITIVE POWER
                                                                               0
                                     -------- ------------------------------------------------------------------------

                                     8        SHARED DISPOSITIVE POWER
                                              250,000 shares of which 220,000 shares are directly held by SCFF and
                                              30,000 shares are directly held by SCFP.  Mr. Goguen is a Managing
                                              Member of SCFF LLC.  Mr. Goguen disclaims beneficial ownership of all such shares except to the extent of his individual pecuniary interest therein.
------------------------------------ -------- ------------------------------------------------------------------------

9            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON   250,000
------------ ---------------------------------------------------------------------------------------------------------

10           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
             EXCLUDES CERTAIN SHARES                                                                [ ]
------------ ---------------------------------------------------------------------------------------------------------

11           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
             0.8%
------------ ---------------------------------------------------------------------------------------------------------

12           TYPE OF REPORTING PERSON
             IN
------------ ---------------------------------------------------------------------------------------------------------

-------------------------------------                     ----------------------
CUSIP NO. 72940Q104                          13 G            Page 14 of 17 Pages
-------------------------------------                     ----------------------


ITEM 1.

         (a)      Name of Issuer:
                  Plumtree Software, Inc.

         (b)      Address of Issuer's
                  Principal Executive
                  Offices: 500 Sansome Street
                  San Francisco, CA 94111
ITEM 2.

         (a)      Name of Persons Filing:

                  Sequoia Capital VII, a California Limited Partnership Sequoia Technology Partners VII,
                    a California Limited Partnership
                  Sequoia International Partners,
                    a California Limited Partnership
                  SC VII Management-A, LLC
                  Sequoia Capital Franchise Fund, L.P.
                  Sequoia Capital Franchise Partners, L.P.
                  SCFF Management, LLC
                  Michael Moritz ("MM")
                  Douglas Leone ("DL")
                  Mark Stevens ("MS")
                  Thomas F. Stephenson ("TFS")
                  Michael Goguen ("MG")

                  SC VII-A is the General Partner of SC VII, STP VII and SIP. MM, DL, MS and TFS are Managing Members of SC VII-A. SCFF LLC is the General Partner of SCFF and SCFP. MM, DL, MS and MG are Managing Members of SCFF LLC.

         (b)      Address of Principal  Business Office or, if none,  Residence:
                                     3000 Sand Hill Road, 4-180
                                     Menlo Park, CA 94025

         (c)      Citizenship:      MM, DL, MS, TFS,  MG: USA
                                    SC VII-A,  SC VII, STP  VII, SIP: California
                                    SCFF LLC, SCFF, SCFP: Delaware

         (d)      Title of Class of Securities: Common

         (e)      CUSIP Number:      72940Q104

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
        (c), check whether the person filing is a:


                                 NOT APPLICABLE

-------------------------------------                     ----------------------
CUSIP NO. 72940Q104                          13 G            Page 15 of 17 Pages
-------------------------------------                     ----------------------

ITEM 4.   Ownership

                      SEE ROWS 5 THROUGH 11 OF COVER PAGES


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS


                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ X ]



ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON


                                 NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON


                                 NOT APPLICABLE


ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP


                                 NOT APPLICABLE

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP


                                 NOT APPLICABLE

ITEM 10.   CERTIFICATION


                                 NOT APPLICABLE

-------------------------------------                     ----------------------
CUSIP NO. 72940Q104                          13 G            Page 16 of 17 Pages
-------------------------------------                     ----------------------

                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.





Dated:  February 8, 2005

Sequoia Capital VII, a California Limited Partnership

Sequoia Technology Partners VII, a California Limited
     Partnership
                                                             Sequoia Capital Franchise Fund, L.P.
Sequoia International Partners, a California Limited
     Partnership                                             Sequoia Capital Franchise Partners, L.P.

By:  SC VII Management-A, LLC,                               By:  SCFF Management, LLC,
       their General Partner                                        their General Partner

By:  /s/ Michael Moritz                                      By:  /s/ Michael Moritz
     --------------------------------                             ------------------
     Michael Moritz, Managing Member                              Michael Moritz, Managing Member


/s/ Michael Goguen
-------------------------------------
Michael Goguen

/s/ Douglas Leone
-------------------------------------
Douglas Leone

/s/ Michael Moritz
-------------------------------------
Michael Moritz

/s/ Thomas F. Stephenson
-------------------------------------
Thomas F. Stephenson

/s/ Mark Stevens
-------------------------------------
Mark Stevens

-------------------------------------                     ----------------------
CUSIP NO. 72940Q104                          13 G            Page 17 of 17 Pages
-------------------------------------                     ----------------------

                                    EXHIBIT 1

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

         The undersigned hereby agree that the Schedule 13G relating to shares of Plumtree Software, Inc. to which this Agreement as to Joint Filing of
Schedule 13G is attached as an exhibit is filed on behalf of each of them.

Date: February 8, 2005

Sequoia Capital VII, a California Limited Partnership

Sequoia Technology Partners VII, a California Limited
     Partnership
                                                             Sequoia Capital Franchise Fund, L.P.
Sequoia International Partners, a California Limited
     Partnership                                             Sequoia Capital Franchise Partners, L.P.

By:  SC VII Management-A, LLC,                               By:  SCFF Management, LLC,
       their General Partner                                        their General Partner

By:  /s/ Michael Moritz                                      By:  /s/ Michael Moritz
     --------------------------------                             ------------------
     Michael Moritz, Managing Member                              Michael Moritz, Managing Member


/s/ Michael Goguen
-------------------------------------
Michael Goguen

/s/ Douglas Leone
-------------------------------------
Douglas Leone

/s/ Michael Moritz
-------------------------------------
Michael Moritz

/s/ Thomas F. Stephenson
-------------------------------------
Thomas F. Stephenson

/s/ Mark Stevens
-------------------------------------
Mark Stevens

